SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                                               Commission File Number: 1-15863

                           NOTIFICATION OF LATE FILING

 (Check One):  [  ]Form 10-K   [  ]Form 11-K   [  ]Form 20-F  [ X ]Form 10-Q

 For Period Ended:  March 31, 2001

 [  ] Transition Report on Form 10-K       [  ] Transition Report on Form 10-Q
 [  ] Transition Report on Form 20-F       [  ] Transition Report on Form N-SAR
 [  ] Transition Report on Form 11-K

                For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

  Full name of registrant:                   Medium4.com, Inc.

  Former name if applicable:

  Address of principal executive office:     1220 Collins Avenue, Suite 100
                                             Miami Beach, FL 33139


                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (check box if appropriate):

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [ X ]    (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed  on or  before  the  15th  calendar  day  following  the
               prescribed  due  date;  or  the  subject   quarterly   report  or
               transition report on Form 10Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Difficulties attributable to the reduction in the number of our employees from 33 to 6 has unavoidably delayed completion of our Form 10-Q for the period ending March 31, 2001.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

         Jonathan Braun              (305)                     538-0955
         --------------              -----                     --------
             (Name)                (Area Code)            (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [X] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or potion thereof?

                                                             [ ] Yes    [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Medium4.com, Inc.
                                ----------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

   Date: May 11, 2001              By:  /s/ Jonathan Braun
                                        ------------------------------------
                                        Chief Executive Officer and Director